EXHIBIT 5.2

CONSENT OF COUNSEL

The Colonial BancGroup, Inc.

We hereby consent to use in this Form S-8 Registration Statement of The Colonial BancGroup, Inc., of our name in the Prospectus, which forms a part of such Registration Statement, to the summarization of our opinion referenced therein, and to the inclusion of our opinion at Exhibit 4.2 of the Registration Statement.

/s/ Balch & Bingham LLP

May 27, 2009